STRICTLY CONFIDENTIAL

STALKING HORSE ASSET PURCHASE AGREEMENT1

BY AND AMONG

PHOENIX CELL GROUP HOLDINGS LLC,
a Delaware limited liability company

and

BIORESTORATIVE THERAPIES, INC.,
a Delaware corporation

March 19, 2020
This draft is not binding and its transmittal is not otherwise intended to give rise to any obligation. Proposed terms are subject to change based upon negotiations and further review by the management and board of directors (or similar governing body) of each Party, and there will be no obligation to consummate any transaction, unless and until definitive agreements have been executed and delivered.

1 Note to Seller:  Buyer’s comments to this draft remain subject in all respect to the completion of legal, tax and financial diligence, review of the complete Disclosure Schedules and Schedules to the APA and draft Ancillary Documents (including the Bid Procedures and Sale Order).

TABLE OF CONTENTS
1.	DEFINITIONS; INTERPRETATION.
(a) Definitions
(b) Interpretation; Construction
2.	Sale and Purchase of Acquired Assets; Excluded Assets; Assumption of Liabilities.
(a) Purchase and Sale of Acquired Assets
(b) Excluded Assets
(c) Assumed Liabilities
(d) Excluded Liabilities
(e) Assumption of the Acquired Agreements and Assumed Liabilities
(f) Further Assurances
3.	PURCHASE PRICE.
(a) Security Deposit
(b) Consideration
(c) Closing Date Payment
(d) Allocation of Purchase Price
(e) Withholding
4.	CLOSING; CLOSING DOCUMENTS.
(a) Closing
(b) Deliveries by Seller
(c) Deliveries by Buyer
5.	Representations and Warranties of Seller.
(a) Organization, Qualification and Authority
(b) Subsidiaries.
(c) Consents and Approvals; No Violation
(d) Litigation
(e) SEC Documents; Financial Statements
(f) Real Property
(g) Tangible Personal Property
(h) Contracts
(i) No Brokers
(j) Intellectual Property
(k) Compliance with Laws; Permits
(l) Acquired Assets
(m) Disclosure
(n) Insurance
(o) Tax Matters
6.	REPRESENTATIONS AND WARRANTIES OF BUYER.
(a) Organization, Qualification and Authority
(b) No Approvals; Conflict
(c) Brokers’ Fees

(d) Ability to Close Transaction
(e) Adequate Assurance of Future Performance
7.	COVENANTS.
(a) General
(b) Operation of Business
(c) Access
(d) Notice of Developments
(e) Regulatory Approvals; Efforts
(f) Confidentiality
(g) Notification
(h) Insurance
(i) Public Announcements
(j) Customer Inquiries
(k) Consents; Notices
8.	BANKRUPTCY COVENANTS.
(a) Bankruptcy Court Approval
(b) Non-Solicitation
(c) Requirements for Competing Bid to be a Qualified Bid
(d) Notice of Filings, Notices and Requests
9.	CONDITIONS TO CLOSING.
(a) Condition to Each Party’s Obligation to Close
(b) Conditions to Obligation of Buyer
(c) Conditions to Obligation of Seller to Close
10.	TERMINATION; Fees and Expenses.
(a) Termination
(b) Effect of Termination
(c) Fees and Expenses
11.	MISCELLANEOUS.
(a) Survival of Representations and Warranties
(b) Transfer Taxes
(c) Expenses
(d) Waiver
(e) No Third-Party Beneficiaries
(f) Entire Agreement; Amendment
(g) Successors and Assigns
(h) Counterparts
(i) Headings
(j) Notices
(k) Governing Law; Jurisdiction
(l) Severability
(m) Incorporation of Exhibits and Schedules

Schedules
Schedule 1(a)        – Inventory
Schedule 2(a)(i) – Acquired Subsidiaries
Schedule 2(a)(iii) – Assumed Agreements
Schedule 2(a)(iv) – Assumed Real Property Leases
Schedule 2(a)(v) – Owned Real Property
Schedule 2(a)(x) – Assumed Equipment Leases
Schedule 2(a)(xi) – Assumed Permits

STALKING HORSE ASSET PURCHASE AGREEMENT
THIS STALKING HORSE ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 19, 2020 (the “Execution Date”), by and among Phoenix Cell Group Holdings LLC, a Delaware limited liability company, or its Permitted Designees (as defined below) (“Buyer”); and BioRestorative Therapies, Inc., a Delaware corporation (“Seller”).  Seller and Buyer are sometimes referred to collectively as the “Parties” and each individually as a “Party.”
WITNESSETH:
WHEREAS, Seller will file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), administered under a case number to be assigned by the Clerk of the Bankruptcy Court (the “Bankruptcy Case”), before the United States Bankruptcy Court for the Eastern District of New York (the “Bankruptcy Court”), within one day of entering into the DIP Loan Agreement (such date the petition is actually filed, the “Filing Date”) and Seller shall continue to manage its property and operate its business as a debtor and, upon the Filing Date, a debtor-in-possession in the Bankruptcy Case;
WHEREAS, Seller desires to sell to Buyer all of the Acquired Assets, subject to the assumption by Buyer of the Assumed Liabilities, and Buyer desires to purchase from Seller the Acquired Assets and assume the Assumed Liabilities, in each case, upon the terms and conditions hereinafter set forth;
WHEREAS, the Parties intend to effectuate the transactions contemplated hereby, including the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities (the “Asset Purchase”), pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code;
WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the transactions contemplated hereby are subject, among other things, to consideration of Alternative Bids (if any) and the entry of the Sale Order pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code;
WHEREAS, the Parties desire to consummate the transactions contemplated hereby as promptly as practicable after the Bankruptcy Court enters the Sale Order; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements specified herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS; INTERPRETATION.
(a) Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified below:
“Accounts Receivable” means all accounts receivable, trade receivables, notes receivable and other rights to payment of Seller or any Acquired Subsidiary, and the full benefit of all security for such accounts receivable or rights to payment, including, but not limited to, all receivables in respect of goods shipped or products sold or services rendered to customers by Seller or any Acquired Subsidiary, any other miscellaneous accounts receivable of Seller or any Acquired Subsidiary, and any claim, remedy or other right of Seller or any Acquired Subsidiary related to any of the foregoing.
“Action” means any complaint, claim, charge, prosecution, indictment, action, suit, arbitration, audit, hearing, litigation, inquiry, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought or asserted by any Person or group of Persons or Governmental Authority or conducted or heard by or before any Governmental Authority or any arbitration tribunal.
“Affiliate” means, with respect to any Person, (i) a spouse or member of the immediate family of such Person, (ii) any member, manager, director, officer or partner of such Person, (iii) any corporation, partnership, business, association, limited liability company, firm, trust or other entity of which such Person is a member, manager, director, officer, trustee, or partner or owns or controls or is the beneficiary of, directly or indirectly, more than twenty percent (20%) of the voting stock or other equity interests and (iv) any other Person who either directly or indirectly through one or more intermediaries is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, partnership interests or by contract, assignment, credit arrangement, as trustee or executor, or otherwise, and the terms “controls,” “controlling” and “controlled by” shall have correlative meanings.
“Alternative Bid” means a higher or better competing bid, including in consideration of any sale, transfer, liquidation, or disposition of any of the Acquired Assets or of a plan of reorganization or liquidation with respect to any of the Acquired Assets.
“Alternative Transaction” means one or more agreements or understandings to sell, transfer, or otherwise dispose of any material portion of the Acquired Assets, either alone or together with any other portion of the Business, in a transaction or series of transactions, including any Alternative Bid, with one or more Persons, other than Buyer, any sale of stock, equity, or voting interests in any of Seller or any Acquired Subsidiary, and any merger, amalgamation, reorganization, restructuring, plan of reorganization, liquidation or refinancing, or any other similar corporate transaction directly or indirectly involving Seller or any Acquired Subsidiaries or a material portion of the Acquired Assets or Assumed Liabilities.

“Assumption Agreement(s)” means that certain assignment and assumption agreement(s) to be executed and delivered by Seller and Buyer at Closing, in form and substance reasonably agreeable to Seller and Buyer.
“Benefit Plans” means, collectively, any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right, retirement, vacation, severance, pay in lieu of notice, change-of-control, disability, death benefit, hospitalization, medical, worker’s compensation, supplementary unemployment benefits, or other plan, arrangement, program or practice (whether or not written) or any employment/independent contracting agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of Seller or any beneficiary thereof or entered into, maintained or contributed to, as the case may be, by Seller that have or could have any obligation or liability other than government sponsored workers compensation, pension, health insurance, parental insurance, prescription drugs, and employment/independent contracting insurance plans, including, (i) any “employee welfare benefit plan” (as defined in Section 3(2) of ERISA), whether or not terminated and (ii) “employee pension benefit plan” (as defined in Section 3(1) of ERISA), whether or not terminated.
“Bid Procedures” means such bid procedures as are filed with the Bankruptcy Court in form and substance reasonably acceptable to each of Buyer and Seller, together with such changes reasonably approved by Buyer thereon, if any, as shall have been required by the Bankruptcy Court.
“Bid Procedures Order” means an order of the Bankruptcy Court, in form and substance reasonably acceptable to each of Buyer and Seller, approving the Bid Procedures and the amount, timing and terms of payment of the Break-Up Fee and the Expense Reimbursement as set forth herein.
“Business” means the business of Seller and any Acquired Subsidiaries conducted as of the date hereof.
“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized or required by Law to be closed.
“Cash Component” means an amount equal to the aggregate of (a) cash in the amount of $500,000; plus (b) an amount, which in no event shall be less than zero, equal to (i) the Maximum Principal Amount minus (ii) the Credit Bid Amount.
“Claim” has the meaning given that term in Section 101(5) of the Bankruptcy Code and includes, inter alia, all rights, claims, causes of action, defenses, debts, demands, damages, offset rights, setoff rights, recoupment rights, obligations and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto.
“Code” means the Internal Revenue Code of 1986, any amendments thereto, any successor statutes and any regulations promulgated thereunder.

“Contract” means any contract, purchase order, lease or sublease, license or sublicense, agreement to settle litigation or claims, or other agreement or instrument, whether written or oral, including, but not limited to, any agreement or any contract related to the use of the property of business.
“Credit Bid Amount” means an amount equal to the aggregate DIP Indebtedness as of the Closing that is bid by Buyer pursuant to section 363(k) of the Bankruptcy Code, as allowed by Order(s) of the Bankruptcy Court.
“Cure Amounts” means all cash amounts that, pursuant to section 365 of the Bankruptcy Code, will be required to be paid as of the Closing Date to cure any monetary defaults on the part of Seller under the Acquired Agreements, in each case to the extent such Contract was entered into prior to the commencement of the Bankruptcy Cases and as a prerequisite to the assumption of such Acquired Agreements under section 365 of the Bankruptcy Code; provided that, in the case of any Contract, such Contract is executory.
“DIP Indebtedness” shall mean all obligations and indebtedness of Seller and its Affiliates to Buyer or any Affiliate of Buyer, whether now or hereafter owing or existing, including, without limitation, the New Money DIP Loan, the Existing Loans, all obligations under the Existing Loan Documents (as defined in the DIP Loan Agreement), all obligations under the DIP Loan Agreement, and all other obligations or undertakings made by or for the benefit of Seller or any of its Affiliates to or for the benefit of Buyer or any Affiliate of Buyer under any other loan agreement, promissory note or undertaking now existing or hereafter entered into by Seller (or any of its Affiliates) with Buyer or any Affiliate of Buyer, together with all interest and other sums payable in connection with any of the foregoing, as allowed by Order(s) of the Bankruptcy Court.
“DIP Loan Agreement” shall mean that certain DIP Loan and Security Agreement, dated as of the date hereof, entered into by Seller, as Borrower, and Buyer, as Lender.
“Environmental Law” means any Law (i) relating to pollution or the protection, preservation or restoration of human health (in regards to exposure to Hazardous Materials) or the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials or (ii) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing. The term “Environmental Law” includes, without limitation, any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and any regulations promulgated thereunder.

“Existing Loans” has the meaning assigned to such term in the DIP Loan Agreement.
“Expense Reimbursement” means the actual out-of-pocket costs, expenses, and fees, including legal, accounting, and other third party advisory or service costs, expenses, and fees incurred by Buyer and its Affiliates in connection with evaluating, investigating, negotiating, documenting, consummating, and performing the transactions contemplated by this Agreement, the DIP Loan Agreement (including those costs, fees and/or expenses specified in Section 9.5 of the DIP Loan Agreement) to the extent that such costs, fees and/or expenses are not actually paid to Buyer, as Lender, pursuant to the DIP Loan Agreement or are otherwise not included in the Credit Bid Amount, and any other Transaction Document, in an amount not to exceed $250,000 (the “Expense Reimbursement Cap”).
“Final Order” means any order, ruling or judgment of the Bankruptcy Court or any other court of competent jurisdiction, as to which the time to file an appeal, a motion for rehearing or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.
“GAAP” means United States generally accepted accounting principles.
“General Intangibles” means all intangible assets now owned or hereafter acquired by Seller or any Acquired Subsidiary related to the Business, including all right, title and interest that Seller or such Acquired Subsidiary may now or hereafter have in or under any Acquired Agreement, all payment intangibles, rights in customer lists, all telephone and facsimile numbers, email addresses and other directory listings used primarily in connection with the Business, interest in business associations, licenses, proprietary or confidential information, technical information, procedures, designs, knowledge, skill, expertise, experience, processes, rights in models, rights in drawings, uncertificated securities, checking and other bank accounts, rights to receive dividends, distributions, cash, instruments and other property in respect of or in exchange for pledged equity securities and investment property, and rights of indemnification.
“Governmental Authority” means any shall mean any (a) nation, state, province, tribal, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, provincial, municipal, foreign, or other government; (c) governmental or quasi‑governmental authority of any nature (including any government agency, ministry, branch, department, official, or entity and any court or other tribunal); (d) multi‑national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“Intellectual Property” means all rights, title and interests in and to all intellectual property rights of every kind and nature however denominated, throughout the world, including (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names, social media accounts and handles, URLs and Internet domain names, together with the goodwill exclusively associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights (including such rights in software) and registrations and applications therefor, and works of authorship (collectively, “Copyrights”), (iv) designs, databases, data compilations, Software, database rights and any other rights in Software or other technology, (v) trade secrets and other proprietary and confidential information, including know-how, inventions (whether or not patentable), processes, formulations, technical data and designs, in each case, excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”), and (vi) rights arising under Law or Contract relating to any of the foregoing.
“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all income, royalties, proceeds and liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“Inventory” means all “inventory,” as such term is defined in the UCC, now owned or hereafter acquired by Seller or any Acquired Subsidiary, wherever located (including in-transit inventory), and without limiting the foregoing, all inventories of materials, parts, raw materials, packaging materials, supplies, spare parts, work-in-process and finished goods and products, including those items listed on Schedule 1(a), which Schedule 1(a) shall be updated, as reasonably practical, by Seller immediately prior to the Closing.
“Knowledge of Seller” means that any officer or senior executive of Seller has, or at any time had, actual knowledge of the item or matter, or received written notice of the fact or matter.
“Law” means any federal, state, provincial, local, foreign, international or supranational law (including common law), statute, treaty, ordinance, rule, regulation, Order, code, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority.
“Liability” or “Liabilities” means any and all Claims, demands, fines, liabilities, losses, obligations, penalties, judgments, damages, charges, costs, debts and indebtedness (whether direct or indirect, known or unknown, absolute or contingent, asserted or unasserted, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability, successor liability or otherwise), and including all costs and expenses related thereto (including fees, discounts, expenses of legal counsel, experts, engineers and consultants, and costs of investigations).

“Lien” means any “Interest” as that term is used in Section 363(f) of the Bankruptcy Code, lien (including any mechanics lien), encumbrance, license, pledge, mortgage, indenture, deed of trust, security interest, pledge, hypothecation, claim, lease, charge, escrow, option, right of first offer, right of first refusal, preemptive right, easement, servitude, reservation, covenant, encroachment, right of use, right of way, security agreement or other similar agreement, arrangement, contract, commitment, understanding or obligation (whether written or oral and whether or not relating in any way to credit or the borrowing of money) of any kind with respect to any Person, or any proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance or any other right of a third party in respect of an asset of such Person.
“Maximum Principal Amount” means an amount no greater than $2,775,628.12, equal to the sum of (a) the New Money DIP Loan (whether drawn or undrawn, and in the amount approved by Order(s) of the Bankruptcy Court), plus (b) the Rollup (in the amount approved by Order(s) of the Bankruptcy Court).
“New Money DIP Loan” has the meaning assigned to such term in the DIP Loan Agreement.
“Order” means any judgment, order, administrative order, writ, stipulation, injunction (whether permanent or temporary), award, decree or similar legal restraint of, or binding settlement having the same effect with, any governmental Action.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of Seller, consistent with Seller’s past custom and practice (including with respect to quantity and frequency) through the date hereof.
“Owned Real Property” means all real property and interests in real property owned by Seller or any Acquired Subsidiary, together with all buildings, structures, fixtures and improvements erected thereon, and any and all rights, privileges, easements, licenses, hereditaments and other appurtenances of Seller or such Acquired Subsidiary relating thereto.
“Permitted Encumbrances” means (i) statutory Liens for current Taxes not yet due, (ii) vendor’s, mechanics’, materialmans’, carriers’, workers’, landlords’, repairmans’, warehousemans’ and other similar Liens (A) with respect to Liabilities that are not yet due and payable, or if due, are not delinquent, (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or (C) arising or incurred in the Ordinary Course of Business relating to obligations to which there is no default on the part of Seller or any Acquired Subsidiary and which are not, individually or in the aggregate, material to the operation of the Business and do not materially affect the market value or continued use of the asset encumbered thereby, (iii) Liens imposed or promulgated by applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions which are not violated by (A) the current use or occupancy of such real property, (B) the proposed use, occupancy or development thereof or (C) the operation of the Business, or any violation of which could not materially adversely affect the market value or continued use of the asset encumbered thereby, (iv) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects and similar Liens or Claims, but not including any monetary Liens, that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy under, or use or market value of the respective Owned Real Property or real property subject to any Real Property Lease or otherwise materially impair the operation of the Business, (v) any lien constituting or arising in connection with an Intellectual Property license and (vi) Liens to be released at or prior to Closing; provided that, in each case enumerated in this definition, such Lien shall only be a Permitted Encumbrance if it cannot otherwise be removed, discharged, released or transferred, as the case may be, pursuant to Section 363(f) of the Bankruptcy Code or otherwise.

“Person” means any individual, corporation, partnership, proprietorship, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Authority, or other entity, organization or institution of any type whatsoever.
“Personal Data” means any information that, alone or in combination with other information held by the Business, allows for the identification of or contact with a Person or can be used to identify a Person and any other information that constitutes personal information under any applicable Law.
“Real Property Lease” means any lease, sublease, license or other agreement under which Seller or any Acquired Subsidiary leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.
“Rejected Agreements” means those Contracts that are not Acquired Agreements.  Subject to Section 2(f)(i), any Contract not expressly designated as an “Acquired Agreement” by Buyer by the Closing Date shall be considered a “Rejected Agreement” for purposes of this Agreement.
“Rejection Damages Claims” means all claims arising from or related to the rejection of a Contract under Sections 365 or 502(g) of the Bankruptcy Code, including any administrative expense claims arising from the rejection of Contracts previously assumed.
“Rollup” has the meaning assigned to such term in the DIP Loan Agreement.
“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated hereby or a competing transaction.
“Sale Motion” means one or more motions and supporting documentation, in form and substance satisfactory to Buyer, filed by Seller pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to secure entry of the Bid Procedures Order and the Sale Order by the Bankruptcy Court.
“Sale Order” means a Final Order of the Bankruptcy Court in form and substance reasonably acceptable to each of Buyer and Seller, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code (i) approving this Agreement and the terms and conditions hereof, including the Break-Up Fee and the Expense Reimbursement, (ii) authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein free and clear of all Liabilities and Liens (other than Permitted Encumbrances), the assignment to Buyer of, and the assumption by Buyer of, the Assumed Liabilities, and the assignment to Buyer of, and the assumption by Buyer of, the Acquired Agreements, and (iii) containing certain findings of facts, including, without limitation, a finding that Buyer is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code.

“Software” means computer software programs and databases, including all source code, object code, firmware, specifications, designs and documentation therefor.
“Subsidiary” means any corporation, partnership or limited liability company with respect to which a specified Person (or a Subsidiary thereof), directly or indirectly, owns a majority of the common stock or other equity interest, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors, managers or other governing body of such corporation, partnership or limited liability company.
“Successful Bidder” means the bidder who shall have submitted the highest or otherwise best bid at the conclusion of the Auction in accordance with the Bid Procedures and Bid Procedures Order.
“Systems” means all networks, servers, switches, endpoints, Software, platforms, electronics, platforms, websites, storage, firmware, hardware, and related information technology or out-sourced services, and all electronic connections between them.
“Tax” means any federal, state, provincial, local, foreign or other income, alternative, minimum, inheritance, accumulated earnings, personal holding company, corporation, franchise, capital stock, net worth, capital, profits, windfall profits, capital gain, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment imposed by any Governmental Authority responsible for the administration or imposition of such or deficiencies thereof (including any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, whether disputed or not).
“Tax Return” means any return, election, report, declaration, form or similar filing required to be filed with respect to Taxes, including any Claim for refund, information return, amended return, declaration of estimated taxes or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the DIP Loan Agreement, the Bill(s) of Sale, the Assumption Agreement(s) and each other agreement, document or instrument executed and delivered by the Parties in connection with the consummation of the transactions contemplated hereby.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, P.L. 100-379, or any similar state, local, provincial or foreign law.
(b) Interpretation; Construction.  The headings and captions of the various Sections of this Agreement have been inserted solely for purposes of convenience, are not part of this Agreement, and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement.  Unless stated to the contrary, all references to Sections, paragraphs or clauses herein shall be to the specified Section, paragraph or clause of this Agreement, and all references to Exhibits and Schedules shall be to the specified Exhibits and Schedules attached hereto.  All Exhibits and Schedules attached hereto are made a part hereof.  All terms defined herein shall have the same meaning in the Exhibits and Schedules, except as otherwise provided therein.  All references in this Agreement to “this Agreement” shall be deemed to include the Exhibits and Schedules attached hereto.  Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires and, as used herein, unless the context otherwise requires, the words “hereby,” “hereof,” “herein” and “hereunder,” and words of similar import, shall refer to this Agreement as a whole and not to any particular provision hereof.  The term “including” shall be deemed to mean “including, without limitation.”  The word, “or,” shall not be construed to be exclusive.  Provisions shall apply, when appropriate, to successive events and transactions. Accounting terms used herein shall have the meanings given to them by GAAP applied on a consistent basis.  References to any Law shall be construed as a reference to the same as in effect on the date of this Agreement.  Unless otherwise expressly stated, all dollar amounts stated herein are in United States currency.
(c) The following terms shall have the meanings assigned to such terms on the page numbers set forth below:

Acquired Agreements	12	Bankruptcy Court	1
Acquired Assets	11	Bill of Sale	20
Acquired Subsidiaries	11	Break-Up Fee	38
Agreement	1	Buyer	1
Asset Purchase	1	Closing	20
Assumed Agreements	11	Closing Date	20
Assumed Equipment Leases	12	Closing Date Payment	19
Assumed Liabilities	14	Confidential Information	31
Assumed Permits	12	Consents	22
Assumed Real Property Leases	11	Copyrights	6
Auction	33	Effective Time	20
Bankruptcy Case	1	Escrow Agent	19
Bankruptcy Code	1	Exchange Act	22

Excluded Assets	13	Patents	6
Excluded Liabilities	14	Permitted Access Parties	29
Execution Date	1	Permitted Designees	41
Expense Reimbursement Cap	5	Purchase Price	19
Filing Date	1	Purchased Avoidance Actions	12
Inbound IP Contracts	26	Registered Intellectual Property	24
IP Contracts	26	Representatives	29
Leased Real Property	23	Scheduled Intellectual Property	24
Marks	6	SEC	22
Material Permits	26	SEC Documents	22
Non-Assigned Asset	32	Security Deposit	18
Outbound IP Contracts	26	Seller	1
Overbid Amount Requirement	34	Seller Disclosure Schedule	21
Parties	1	Termination Date	36
Party	1	Trade Secrets	6

2.	SALE AND PURCHASE OF ACQUIRED ASSETS; EXCLUDED ASSETS; ASSUMPTION OF LIABILITIES.
(a) Purchase and Sale of Acquired Assets.  At the Closing, pursuant to Sections 105, 363, 365 and 1146 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase, accept and acquire from Seller, free and clear of any and all Liabilities and Liens (except for the Assumed Liabilities and Permitted Encumbrances), all of Seller’s right, title and interest in, to and under all of the following properties and assets of Seller (collectively, the “Acquired Assets”):
(i)
All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company listed or described on Schedule 2(a)(i) (the “Acquired Subsidiaries”) and any securities convertible into, exchangeable for, or exercisable for shares of capital stock or other equity interests of the Acquired Subsidiaries;

(ii)
All Accounts Receivable of Seller outstanding as of the Closing Date (except to the extent such amounts have been included in any budget approved by the order of the Bankruptcy Court and remain uncollected as of the Closing Date);

(iii)
Each of the Contracts listed or described on Schedule 2(a)(iii), including all rights of Seller of any nature whatsoever arising thereunder (as amended, restated, modified or extended, the “Assumed Agreements”);

(iv)	The Real Property Leases listed on Schedule 2(a)(iv), including all rights of Seller thereunder (the “Assumed Real Property Leases”);
(v)	the Owned Real Property set forth on Schedule 2(a)(v);
(vi)	All Intellectual Property owned or licensed by Seller or any Acquired Subsidiary, together with all IP Ancillary Rights;
(vii)	All Inventory of Seller or any Acquired Subsidiary, in each case with any transferable warranty and service rights of Seller or such Acquired Subsidiary with respect to such Inventory;
(viii)
All books and records related to the Business, except those: (i) relating exclusively to any Excluded Asset or Excluded Liability; (ii) relating to employees of Seller or any Acquired Subsidiary; and (iii) that Seller or any Acquired Subsidiary is not permitted to transfer under applicable Law or confidentiality obligations owed to third parties; provided, that Seller and the Acquired Subsidiaries shall provide Buyer with a list of any such non-transferable Books and Records and use commercially reasonable efforts to provide Buyer access to such information in a manner that would not violate applicable Law or confidentiality obligations owed to third parties;

(ix)	All General Intangibles, to the extent assignable;
(x)
All equipment, machinery, forklifts, vehicles, fixtures, furniture, furnishings, signage, leasehold improvements and other tangible personal property owned by Seller as of the Closing Date that are held for, or used in, the Business and existing as of the Closing, and all of the equipment leases listed or described on Schedule 2(a)(x), including all rights of Seller thereunder (the “Assumed Equipment Leases” and, together with the Assumed Agreements and Assumed Real Property Leases, the “Acquired Agreements”);

(xi)	all Permits set forth on Schedule 2(xi) and pending applications therefor, including all rights of Seller thereunder (the “Assumed Permits”);
(xii)
All rights of Seller under Contracts containing non-disclosure or confidentiality, non-disparagement, non-compete, non-solicitation, assignment of Intellectual Property, or other restrictive covenants with any employees of Seller, or with any agents of Seller or with third parties;

(xiii)
All insurance policies of Seller and any claims thereunder to the extent such policies or claims relate to the Business or to any Assumed Liabilities, other than any directors and officers (or similar) insurance policies, including any proceeds received with respect to any claims thereunder either (A) received on or after the Closing Date or (B) arising out of claims relating to the Business or to any Assumed Liabilities;

(xiv)	All claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment relating to the Acquired Assets set forth in Sections 2(a)(i)-(xiii).
(xv)
all avoidance actions (including any proceeds thereof), including, but not limited to, all claims and causes of action arising under Sections 544 through 553 of the Bankruptcy Code or any analogous state law against (i) any of Seller’s vendors, suppliers, customers, or trade creditors (excluding Seller’s retained professionals) in regards or related to the Acquired Assets or Business and (ii) any counterparties to any Acquired Agreements (collectively, the “Purchased Avoidance Actions”);

(xvi)
All goodwill and all other additional assets, properties, privileges, rights and interests of Seller as of the Closing Date associated with the Acquired Assets or the Business and not expressly referenced in this Section 2(a), of every kind and description and wherever located, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise.

(b) Excluded Assets.  Notwithstanding the provisions of Section 2(a), nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Buyer, and Seller and its Affiliates shall retain all right, title and interest to, in and under the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” shall mean all assets of Seller other than the Acquired Assets, including, without limitation, all of the following assets:
(i)	All cash and cash equivalents of Seller;
(ii)
All Claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (x) relating to the Excluded Assets, or (y) that have accrued, arisen or been asserted against any Person or that relate to any period before the Effective Time, in each case which do not relate to the Acquired Assets (including fiduciary duty claims, tort claims and Claims against current and former employees of Seller that accrued prior to Closing), and all rights and powers of a trustee and debtor-in-possession against any Person whatsoever, including all avoidance powers granted to Seller under the Bankruptcy Code, except with respect to the Purchased Avoidance Actions;

(iii)	All rights of Seller and its Affiliates in, to and under any Rejected Agreements;
(iv)	All capital stock or other equity interests of Seller and all Subsidiaries of Seller, excluding the capital stock or other equity interests of the Acquired Subsidiaries;
(v)
The certificates or articles of incorporation and certificates or articles of formation, qualifications to conduct business as a foreign entity, taxpayer and other identification numbers, seals, minute books, stock/interest transfer books, blank stock certificates, and other corporate or company documents and records relating to the organization or maintenance of the corporate or company existence of Seller and its Affiliates;

(vi)
All Benefit Plans and trusts or other assets attributable thereto, including any assets, reserves, credits and service agreements, and all documents created, filed or maintained in connection with such Benefit Plans and any applicable insurance policies related to such Benefit Plans;

(vii)	All rights, claims or causes of action of Seller under this Agreement or the other Transaction Documents;
(viii)	Any Governmental Permit or similar right that by its terms or applicable Law is not transferable to Buyer; and
(ix)	Rights to any Tax refunds of Seller, whether such refund is received as a payment or as a credit against future Taxes.
(c) Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer shall (or shall cause its designated Affiliate or Affiliates to) assume and be responsible for, effective as of the Closing, and thereafter pay, honor, perform and discharge as and when due, all Liabilities of Seller under the Acquired Agreements accruing from and after the Closing (collectively, the “Assumed Liabilities”).
(d) Excluded Liabilities.  Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated or deemed to assume or be obliged to pay, perform or otherwise discharge any Liability of Seller or any Affiliate of Seller or relating to the Business and Seller and its Affiliates shall be solely and exclusively liable with respect to all such Liabilities, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities with respect to Seller include, but are not limited to, the following:
(i)
any Liability of Seller or its Affiliates, or for which any of Seller or its Affiliates is liable, arising out of, or relating to, or in connection with the administration of the Bankruptcy Case or the negotiation, execution, and consummation of the transactions contemplated by this Agreement or any other Transaction Document (including any preparation for a transaction process, bankruptcy process, any sale process involving other potential buyers or any contemplated public offering or financing), whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, all finder’s or broker’s fees and expenses and any and all fees and expenses of any representatives of Seller;

(ii)	any Liability incurred by Seller or its directors, officers, managers, stockholders, members, partners, agents or employees (acting in such capacities), including all indemnification claims;
(iii)	any Liability of Seller to any Person on account of any Action or Claim;
(iv)	any Liability relating to or arising out of the ownership, possession or operation of an Excluded Asset;
(v)
any Liability of Seller or related to the Business that arises under or relates to a violation of Environmental Laws or to the release, treatment, storage, disposal or other management of a Hazardous Material prior to the Closing Date;

(vi)	all checks and drafts that have been written or submitted by Seller prior to the close of business on the Closing Date but have not yet cleared;
(vii)
any Liability of Seller under any indebtedness, including, without limitation, indebtedness for borrowed money, any indebtedness owed to any stockholder or other Affiliate of Seller, and any Contract evidencing any such financing arrangement;

(viii)	all Liabilities (whether arising prior to, on or after the Closing Date) in respect of any employee, officer, director or independent contractor of Seller or any of its Affiliates;
(ix)	any and all Liabilities arising under any Benefit Plans;
(x)	all Liabilities in respect of Taxes, including Liabilities in respect of Taxes arising out of the conduct of the Business or ownership of the Acquired Assets;
(xi)	all Rejection Damages Claims;
(xii)
any and all Liabilities in connection with customer claims against Seller or any of its Subsidiaries, whether known or unknown, including (A) product warranties returns, rebates, credits and related claims and any Actions related to product liability claims relating to, resulting from, caused by or arising out of ownership, operation or control of the Business and (B) any and all warranties, representations and guarantees made to suppliers, manufacturers and contractors relating to products sold, or services provided, in the case of each of (A) and (B) to the extent accruing, arising out of or relating to events, occurrences, acts or omissions occurring or existing on or prior to the Closing Date;

(xiii)	all Liabilities, other than those under this Agreement, owed to Seller or its Affiliates, including intercompany debt, loans or payables;
(xiv)
all Liabilities related to the WARN Act, to the extent applicable, with respect to employees of Seller, and for any Action resulting from such employees’ separation of employment prior to or on the Closing Date, as with respect to all periods prior to the Closing Date, Seller shall remain liable and responsible for compliance with, as well as any liability which may arise or exist under the WARN Act with respect to the termination of any employee of Seller prior to or on the Closing Date; and

(xv)	other than as specifically set forth herein, fees or expenses of Seller incurred with respect to the transactions contemplated by this Agreement.
(e) Assumption of the Acquired Agreements and Assumed Liabilities.
(i)
From and after the Filing Date, Seller will deliver an updated Section 5(h) of the Seller Disclosure Schedule listing any Contracts (or any amendments thereto) entered into by Seller during the pendency of the Bankruptcy Case.  Seller shall cooperate with Buyer and provide such additional information to Buyer as Buyer reasonably requests in order to identify and review such Contracts, including by providing Buyer, as promptly as practicable, with true, correct and complete copies of all Contracts related to the Business and any additional information requested regarding the calculation of the related Cure Amounts.

(ii)
Notwithstanding anything to the contrary contained herein, Buyer reserves the right, in consultation with Seller, to amend or supplement Schedules 1(a), 2(a)(i), 2(a)(iii), 2(a)(iv), 2(a)(v), 2(a)(x) or 2(a)(xi), to add or remove any Subsidiaries of Seller or any Contracts or Permits that are to be assigned at any time prior to Closing, so long as any such Contract to be added to or removed from such schedules is added or removed from such schedule(s) prior to the entry of any Order of the Bankruptcy Court approving the rejection of such Contract, and, in the case of added Contracts, subject to the party to such Contract receiving information evidencing Buyer’s adequate assurance of future performance and having an opportunity to object within seven days or such other period of time set forth in an Order of the Bankruptcy Court of the receipt of such information to the assignment of such Contract on the grounds that Buyer has not demonstrated adequate assurance of future performance of such Contract pursuant to Section 365 of the Bankruptcy Code.  Any Contract added to Schedule 2(a)(iii) (to the extent consistent with the prior sentence) shall be deemed an Acquired Agreement, any lease added to Schedule 2(a)(iv) (to the extent consistent with the prior sentence) shall be deemed an Assumed Real Property Lease, any equipment lease added to Schedule 2(a)(x) (to the extent consistent with the prior sentence) shall be deemed an Assumed Equipment Lease, and any permit added to Schedule 2(a)(xi) shall be deemed an Assumed Permit.  Seller shall transfer and assign all Acquired Agreements that Seller is a party thereto (to the extent assignable pursuant to Sections 363 and 365 of the Bankruptcy Code) to Buyer, and Buyer shall assume all Acquired Agreements from Seller, as of the Closing Date pursuant to Section 365 of the Bankruptcy Code and the Sale Order.  In connection with and as a prerequisite to such assignment and assumption, Buyer shall pay in full all Cure Amounts (as determined by Seller based on the books and records of Seller or as otherwise determined by the Bankruptcy Court) to cure all defaults under such Acquired Agreements to the extent required by Section 365(b) of the Bankruptcy Code and Seller shall have no Liability therefore.  The Cure Amounts for each Acquired Agreement are set forth opposite the name of each Acquired Agreement set forth on Schedule 2(a)(iii), but for the avoidance of doubt, to the extent that the Cure Amounts for any Acquired Agreement are determined by the Bankruptcy Court to be amounts higher than the amounts listed on Schedule 2(a)(iii), Buyer shall be fully responsible to pay such higher Cure Amounts.

(iii)
Any motions filed by Seller with, and any proposed orders submitted by Seller to, the Bankruptcy Court seeking authorization after the date hereof to assume or reject any Contracts or Benefit Plans or to fix any Cure Amounts in connection therewith shall be satisfactory in form and substance to Buyer in its reasonable discretion.  No later than 30 days prior to the Sale Hearing, Seller shall cause notice to be provided to all counterparties to the Contracts, substantially in the form as shall be annexed to the Bid Procedures as an exhibit thereto regarding the (i) assumption and assignment to Buyer all of the Acquired Agreements, except for any such Contracts which Buyer previously has advised Seller in writing that it does not wish to assume (and Seller shall thereupon be under no obligation to seek assumption and assignment to Buyer of any such Contracts), and (ii) fixing of the Cure Amounts associated with each Contract as of the Sale Hearing (or as of such later date reasonably acceptable to Buyer and Seller).  Seller shall consult with, and give due consideration to the views and concerns of, Buyer prior to compromising or commencing any proceeding with respect to any material payment required to be made under the Bankruptcy Code to effectuate the assumption of any such Contract, including using commercially reasonable efforts to provide five (5) days notice of any such compromise or proceeding to Buyer.

(iv)
The Sale Order shall provide that as of the Closing, Seller shall assign to Buyer the Acquired Agreements, with each Acquired Agreement identified by its name and date (if available), the other party to such Acquired Agreement and the address of such party for notice purposes, all included on one or more exhibit(s) attached to either the motion filed in connection with the Sale Order or one or more motion(s) or notice(s) regarding Seller’s intention to have such Acquired Agreement assumed by, and assigned to, Buyer.  Such exhibit(s) shall also set forth the Cure Amounts (if any) necessary to cure any defaults under each Acquired Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, to the extent that, prior to Closing, any Acquired Agreement is not subject to an order of the Bankruptcy Court with respect to the assumption and assignment of such Acquired Agreement, any Liabilities of Seller related to such Acquired Agreement shall be the responsibility of Seller until such Acquired Agreement is assumed by Seller and assigned to Buyer.

(v)
Nothing in this Agreement shall be construed as an attempt by Seller to assign any certificates, approvals, authorizations, or Contracts to the extent that such certificate, approval, authorization, or Contract is not assignable under the Bankruptcy Code or otherwise without the consent of the other party or parties thereto, and the consent of such other party has not been given or received, as applicable.  In the case of certificates, approvals, authorizations and Contracts included in the Acquired Assets that cannot be transferred or assigned effectively without the consent of third parties, which consent has not been obtained prior to the Closing (after giving effect to the Sale Order and the Bankruptcy Code), Seller shall use commercially reasonable efforts, subject to any approval of the Bankruptcy Court that may be required and the terms set forth in Section 7(j), to cooperate with Buyer in endeavoring to obtain such consent and this Agreement shall not operate as an assignment thereof in violation of any such license, certificate, approval, authorization, Real Property Lease, Contract or other commitment.  For the avoidance of doubt, Seller shall not be obligated to pay any consideration to any third party from whom consent or approval is requested or otherwise incur any out-of-pocket costs or expenses, or to initiate any litigation or proceedings to obtain any such consent or approval.

(f) Further Assurances.
(i)
With respect to any Contract not set forth on Schedule 2(a)(iii), and provided such Contract has not been rejected by Seller pursuant to Section 365 of the Bankruptcy Code, upon written notice(s) from Buyer, as soon as practicable, Seller shall take all actions reasonably necessary to assume and assign to Buyer pursuant to Section 365 of the Bankruptcy Code any Contract(s) set forth in Buyer’s notice(s); provided that any applicable Cure Amount shall be satisfied by Buyer.  Seller acknowledges and agrees that (i) Seller shall provide Buyer with reasonable advance notice of any motion(s) to reject any Contract and (ii) the covenant set forth in this Section 2(f) shall survive the Closing.  Notwithstanding anything in this Agreement to the contrary, on the date any Contract is assumed and assigned to Purchaser pursuant to this Section 2(f), such Contract shall be deemed an Acquired Agreement for all purposes under this Agreement.

(ii)
Immediately upon the Closing, Seller shall provide Buyer with full access to the Owned Real Property and each Leased Real Property, all keys, combinations, passwords, and codes to all locks, security devices and entrance doors.  At the Closing, and at all times thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments of transfer as shall be reasonably necessary to vest in Buyer title to the Acquired Assets free and clear of all Liens (other than Permitted Encumbrances), and such other instruments as shall be reasonably necessary to evidence the assignment by Seller and the assumption by Buyer or its designee of the Assumed Liabilities, including the Acquired Agreements.  Each of Seller, on the one hand, and Buyer, on the other hand, shall cooperate with one another to execute and deliver such other documents and instruments as may be reasonably required to carry out the transactions contemplated by this Agreement.  At the Closing, and at all times thereafter as may be necessary, Buyer shall cooperate with Seller (at Seller’s expense), at Seller’s request, to facilitate the procurement, possession and return to Seller of any Excluded Assets, including, without limitation, any equipment subject to any lease which does not constitute an Assumed Equipment Lease.  If, following the Closing, Seller (i) receives or becomes aware that it holds any asset, property, or right that constitutes an Acquired Asset, then, at Buyer’s expense, Seller shall transfer such asset, property, or right to Buyer and/or, as applicable, one or more designees of Buyer as promptly as practicable after the Closing for no additional consideration and (ii) receives any payment on accounts receivable or proceeds of insurance included in the Acquired Assets, Seller shall hold such payment in trust and promptly (and in any event within two (2) Business Days following receipt thereof) pay the amount thereof to Buyer.  To the extent any assets that should have been included with the Acquired Assets are not transferred at Closing, Seller shall cause such assets to be transferred to Buyer, at Seller’s expense.

(iii)
At the Closing, and at all times thereafter as may be necessary, Seller shall, at the reasonable request of Buyer, execute, deliver, and file, or cause to be executed, delivered, and filed, such other instruments of conveyance and transfer and take such other actions as Buyer may reasonably request, in order to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and marketable title to the Intellectual Property included in the Acquired Assets, including, without limitation, executing, filing, and recording, with all appropriate intellectual property registration authorities and other relevant entities, all assignment instruments and other filings that are necessary to correctly record the prior chain of title with respect to ownership of the Intellectual Property included in the Acquired Assets.

3.	PURCHASE PRICE.
(a) Security Deposit.  Within three Business Days after the filing of the Sale Motion, Buyer shall deliver or cause to be delivered by wire transfer or by a certified or cashier’s check, the amount of three hundred thousand dollars and zero cents $300,000.00 (the “Security Deposit”) into a non-interest bearing escrow account established and maintained by Certilman Balin Adler & Hyman, LLP, as escrow agent (the “Escrow Agent”), pursuant to the terms and conditions of this Section 3(a), to be held and disbursed in accordance with an escrow agreement, to be entered to by Buyer, Seller, and the Escrow Agent, in form and substance reasonably acceptable to Buyer and Seller.  At the Closing, the Security Deposit held by the Escrow Agent shall be released to Seller for payment as a credit against the Purchase Price (as defined below).  If this Agreement is terminated prior to Closing, the Security Deposit shall be distributed in accordance with Section 10(c).
(b) Consideration.
(i)	The aggregate cash consideration for the Acquired Assets (the “Purchase Price”) shall be equal to:
(A)	the Cash Component; plus
(B)	the Credit Bid Amount; plus
(C)	the Expense Reimbursement; plus
(D)	the aggregate Cure Amounts.
(ii)	As additional consideration for the Acquired Assets, Buyer shall assume all of the Assumed Liabilities at the Closing.
(c) Closing Date Payment.  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller by wire transfer in immediately available funds to an account designated in writing by Seller to Buyer prior to the Closing, an amount (the “Closing Date Payment”) equal to the Cash Component less the amount of the Security Deposit, and Buyer and Seller shall jointly instruct the Escrow Agent to release the Security Deposit to an account designated by Seller to the Escrow Agent.
(d) Allocation of Purchase Price. As soon as practicable, and no event exceeding 120 days following the Closing Date, Buyer shall provide Seller with an allocation of the Purchase Price as determined for applicable Tax purposes, among the Acquired Assets.  Such allocation schedule prepared by Buyer shall be prepared in accordance with Section 1060 of the IRC for U.S. federal income Tax purposes (or in accordance with other Tax Laws, as applicable) and shall be binding on Seller.  Buyer and Seller agree to use such allocation in filing all required forms under Section 1060 of the Code and all other Tax Returns, and Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon any examination of any such Tax Return, in any refund claim or in any Tax litigation.  The parties shall cooperate with each other and provide such information as any of them shall reasonably request in connection with this Section 3(d).
(e) Withholding.  Buyer and the Escrow Agent will be entitled to deduct and withhold from any consideration payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld.  To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement and the Escrow Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
4.	CLOSING; CLOSING DOCUMENTS.
(a) Closing.  The closing of the transaction contemplated hereby (the “Closing”) shall take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036, or by telephone if the Parties so agree, no later than 10:00 a.m. local time, on the second Business Day after the date upon which all conditions set forth in Article IX hereof have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions in accordance with this Agreement), or at such other place, date and time as the Parties may agree in writing.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.  The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).
(b) Deliveries by Seller.  At or prior to the Closing, Seller shall deliver to Buyer the following:
(i)	One or more duly executed Bill(s) of Sale for the assets to be conveyed to Buyer, in form and substance reasonably agreeable to Seller and Buyer (each, a “Bill of Sale”);
(ii)	Duly executed counterpart(s) of one or more Assumption Agreement(s) for Acquired Agreements to be assigned and assumed by Buyer on the Closing Date;
(iii)	A certified copy of the Sale Order;
(iv)	The officer’s certificate of Seller required to be delivered pursuant to Section 9(b)(iii); and
(v)
Such other endorsements, assignments and instruments as are contemplated by this Agreement or as are reasonably deemed necessary by Buyer or Buyer’s legal counsel to consummate the sale transactions (as contemplated in the Sale Order), duly executed by Seller.

(c) Deliveries by Buyer.  Subject to the fulfillment or waiver of the conditions set forth in Section 10(a), at Closing, Buyer shall deliver to Seller the following:
(i)	Duly executed counterpart(s) to one or more Assumption Agreement(s) for Acquired Agreements to be assigned to and assumed by Buyer on the Closing Date;
(ii)	The officer’s certificate of Buyer required to be delivered pursuant to Section 9(c)(iii); and
(iii)	The Closing Date Payment in accordance with Section 3(c).
5.	REPRESENTATIONS AND WARRANTIES OF SELLER.
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as disclosed in the disclosure schedule delivered by Seller to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to Buyer that the following statements are true, correct and complete:
(a) Organization, Qualification and Authority.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Seller has full corporate power and authority (i) to own or lease and to operate its properties and assets (including the Acquired Assets) and to carry on the Business as it is now being conducted and (ii) to enter into this Agreement, each of the other Transaction Documents to be entered into by Seller and, subject to the Bankruptcy Court’s entry of the Sale Order and such other authorization as is required by the Bankruptcy Code, perform its obligations under and consummate the transactions contemplated by this Agreement, including the Asset Purchase.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Asset Purchase, have been duly and validly authorized by Seller’s board of directors (or a duly authorized committee thereof) or other equivalent governing body and no other actions on the part of Seller, subject to the Bankruptcy Court’s entry of the Sale Order and such other authorization as is required by the Bankruptcy Code, are necessary to authorize the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated by this Agreement, including the Asset Purchase.  This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, this Agreement constitutes, subject to the entry of the Sale Order and such other authorization as is required by the Bankruptcy Code, the legal, valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, except as and to the extent that such validity and enforceability may be limited by equitable principles of general applicability (whether considered in a proceeding at law or in equity).
(b) Subsidiaries.  Section 5(b) of the Seller Disclosure Schedule sets forth the name of each Subsidiary of the Company, and, with respect to each such entity, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all shareholders or other equity owners and the number of shares of stock owned by each such shareholder or the amount of equity owned by each such equity owner.  Except as set forth on Section 5(b) of the Seller Disclosure Schedule, no Subsidiary of the Company owns any assets, including any property or Intellectual Property, is party to any Contracts, or has any business operations.
(c) Consents and Approvals; No Violation.
(i)
Other than in connection with or in compliance with the Sale Order and the securities Laws (as to filings of Current Reports on Form 8-K with the Securities and Exchange Commission) and except as set forth in Section 5(c)(i) of the Seller Disclosure Schedule, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority is required to be made or obtained under applicable Law for the consummation by Seller of the transactions contemplated hereby.

(ii)
Except as set forth in Section 5(c)(ii) of the Seller Disclosure Schedule (together with the authorizations, consents, notices and other approvals set forth in Section 5(c)(i) of the Seller Disclosure Schedule, the “Consents”), the execution and delivery by Seller of this Agreement does not, and (after giving effect to the Sale Order and such other authorization as is required by the Bankruptcy Code) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (A) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Encumbrances) upon any of the respective properties or assets of Seller pursuant to, any Contract to which Seller is a party or by which it or any of its properties or assets are bound except as would not reasonably be, individually or in the aggregate, material to the Business, (B) conflict with or result in any violation of any provision of the organizational documents of Seller or (C) conflict with or violate any applicable Laws except as would not reasonably be, individually or in the aggregate, material to the Business.

(d) Litigation.  Except as set forth in Section 5(d) of the Seller Disclosure Schedule, as of the Execution Date, neither Seller, nor any Subsidiary of Seller, is a party to any pending or, to the Knowledge of Seller, threatened material Action relating to the Business or the Acquired Assets.  Except as set forth in Section 5(d) of the Seller Disclosure Schedule, as of the Execution Date, neither Seller, nor any of its Subsidiaries, are subject to any outstanding Order relating to the Business or the Acquired Assets that would reasonably be expected to be, individually or in the aggregate, material to the Business.
(e) SEC Documents; Financial Statements.
(i)
Except as set forth in Section 5(e)(i) of the Seller Disclosure Schedule, Seller has filed all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Seller with the United States Securities Exchange Commission (the “SEC”) between January 1, 2016 and the Execution Date pursuant to the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”) (collectively, the “SEC Documents”), each of which, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act as of the date filed with the SEC.  For the purposes of this Agreement, including Section 9(b)(i) and the certificate to be delivered in accordance with Section 9(b)(iii), the “SEC Documents” shall not include any reports, schedules, forms, statements or other documents (including exhibits and all other information incorporated by reference therein) required to be filed by Seller with the SEC on or after the date of this Agreement.  None of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii)
Except as set forth in Section 5(e)(ii) of the Seller Disclosure Schedule, the consolidated balance sheets, statements of operations and statements of cash flows of Seller and Seller’s Subsidiaries included in the SEC Documents complied, as of the date of filing, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC applicable thereto, were prepared in all material respects in conformity with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and present fairly (subject, in the case of unaudited statements, to normal year‑end audit adjustments and the absence of footnotes) in all material respects the consolidated financial position, results of operations and cash flows of Seller and its consolidated Subsidiaries as of the dates thereof and for the periods indicated therein.

(iii)	There are no off-balance sheet transactions, arrangements, obligations or relationships attributable to the Business.
(f) Real Property.
(i)
Section 5(f)(i) of the Seller Disclosure Schedule contains a true, correct and complete list of all Owned Real Property.  The Owned Real Property listed on Section 5(f)(i) of the Seller Disclosure Schedule constitutes all of the premises owned by Seller or its Affiliates, including any Subsidiary.

(ii)
Section 5(f)(ii) of the Seller Disclosure Schedule contains a true, correct and complete list of all leases, subleases, licenses, occupancy or other agreements (verbal or written) under which Seller or any Subsidiary is a tenant or subtenant or has any right with respect to the real property leased, licensed, otherwise occupied by Seller or its Affiliates (other than the Acquired Subsidiaries) (collectively, the “Leased Real Property”).

(iii)
The Owned Real Property and the Leased Real Property constitutes all of the premises occupied by or used in connection with the conduct of the Business.  Except as set forth in Section 5(f)(iii) of the Seller Disclosure Schedule, (A) Seller has good and valid title to the Owned Real Property set forth on Schedule 2(a)(v) and to all of the buildings, structures and other improvements thereon, free and clear of all Liens (other than Permitted Encumbrances), (B) Seller has a good and valid leasehold interest in each Assumed Real Property Lease, free and clear of all Liens (other than Permitted Encumbrances), and (C) neither Seller, nor any of its Subsidiaries, has received written notice of any material default under any agreement evidencing any Lien or other agreement affecting the Owned Real Property set forth on Schedule 2(a)(v) or any Assumed Real Property Lease, which default continues on the Execution Date.

(g) Tangible Personal Property.  Except as set forth in Section 5(g) of the Seller Disclosure Schedule and other than the Excluded Assets, Seller has good and valid title to, or has good and valid leasehold interests in, all tangible personal property that is used in the conduct of the Business, free and clear of all Liens other than Permitted Encumbrances, except in each case as (individually or in the aggregate) would not reasonably be expected to be material to the Business.  Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, except as (individually or in the aggregate) would not reasonably be expected to be material to the Business.
(h) Contracts.  Section 5(h) of the Seller Disclosure Schedule sets forth all material Contracts in effect as of the Execution Date relating to the Acquired Assets, the Assumed Liabilities or the Business.  Each Contract is a valid and binding obligation of Seller and, to the Knowledge of Seller, the other party or parties thereto in accordance with its terms and conditions, except as and to the extent that such validity and enforceability may be limited by (i) bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally, (ii) the Enforceability Exceptions and (iii) the obligation to pay Cure Amounts under Section 365 of the Bankruptcy Code and Section 2(e).  With respect to any Contract, except as set forth in Section 5(h) of the Seller Disclosure Schedule, no event has occurred or not occurred through Seller’s action or inaction or, to the Knowledge of Seller, prior to the Execution Date, through the action or inaction of any third party which, with notice or the lapse of time or both, would constitute a default or result in the termination of or a right of termination or cancelation under any Contract, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Contract to which Seller is a party, except for the obligation to pay Cure Amounts.  Except as set forth in Section 5(h) of the Seller Disclosure Schedule, none of the Seller, nor, to the Knowledge of Seller, any other party thereto has provided any written notice to terminate or modify, any Contract.  To the Knowledge of Seller, Seller is not a party to a Contract which is an oral Contract.  Complete and correct copies of each Contract (including all amendments and waivers thereto) and all form Contracts related to the Business have been made available to Buyer by Seller or are attached as exhibits to the SEC Documents.  Except as set forth in Section 5(h) of the Seller Disclosure Schedule, following the entry of the Sale Order, no consent of any third party is required under any Contract included in the Acquired Assets as a result of or in connection with, and the enforceability of any such Contract will not be affected by, the execution, delivery and performance of this Agreement or any of the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.
(i) No Brokers.  No broker, finder or investment banker is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or Seller’s board of directors or for which Buyer could become liable or obligated.
(j) Intellectual Property.
(i)
Section 5(j)(i) of the Seller Disclosure Schedule sets forth a list of (i) all Patents, pending Patent applications, registered Marks, pending applications for registration of Marks and registered Copyrights owned or purported to be owned by Seller (collectively, the “Registered Intellectual Property”) and (ii) all other material Intellectual Property owned or purported to be owned by Seller (collectively with the Registered Intellectual Property, the “Scheduled Intellectual Property”).  Each item of the Registered Intellectual Property is subsisting and lists Seller as the record owner, and is valid and enforceable. Seller owns all right, title, and interest, free and clear of all Liens (other than Permitted Encumbrances) to the Scheduled Intellectual Property.

(ii)
Seller solely owns, is licensed to use or otherwise has the right to use all Intellectual Property used or necessary to conduct the Business, free and clear of any Liens other than Permitted Encumbrances.

(iii)
Neither the validity, enforceability, scope of, nor Seller’s title to, any Scheduled Intellectual Property is currently being challenged in any (i) outstanding ruling or order by a Governmental Authority or (ii) Action (including any opposition, cancellation, interference, inter partes review, or re-examination), pending or threatened, to which Seller is a party.

(iv)
The conduct of the Business as of the Execution Date does not infringe, violate or misappropriate, and has not infringed, violated or misappropriated, in any material respect any Intellectual Property of any third Person. To the Knowledge of Seller, as of the Execution Date, no third Person is infringing, violating, or misappropriating, or has infringed, misappropriated, or violated, any Intellectual Property owned by Seller. As of the Execution Date, there is no pending claim asserted in writing against Seller (including any “cease and desist” letters and invitations to license) asserting that Seller’s conduct of the Business, has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property of any third Person.

(v)
Seller’s processing of any Personal Data with respect to the operation of the Acquired Business is in compliance with all Laws and Contracts (including privacy policies and terms of use) applicable to Seller.  No Person has gained unauthorized access to or made any unauthorized use of any Personal Data, confidential information or trade secret maintained by or on behalf of Seller for the Business.  Seller has implemented and maintains an information security program that is comprised of reasonable and appropriate organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of its Systems and all Personal Data that they process with respect to the Business and that are consistent with all Laws and Contracts applicable to Seller. There are no claims pending or, to the Knowledge of Seller, threatened against Seller alleging a violation of any third Person’s privacy or personal information or data rights, with respect to the operation of the Business.

(vi)
Except as, and to the extent, set forth in the Company’s press release dated September 13, 2019 with regard to OTC Markets, with respect to the operation of the Business, Seller (i) has not engaged in any unfair competition or trade practices and have not engaged in any false, deceptive, unfair, or misleading advertising or promotional practices under the Laws of any jurisdiction in which they operate or market any of their products and services and (ii) has not received any notifications or been subject to any investigation from any Governmental Authority or any advocacy or monitoring group regarding their marketing, advertising or promotional practices, or their processing of Personal Data.

(vii)
Seller has maintained and currently maintains commercially reasonable practices to protect the confidentiality of any confidential information or trade secrets disclosed to, owned or possessed by it with respect to the Business.  Seller is not in breach in any material respect and has not breached in any material respect any obligations or undertakings of confidentiality which it owes or has owed to any third party with respect to the Business.  All current and former employees and contractors who have developed or contributed to Scheduled Intellectual Property have executed enforceable Contracts that assign to Seller all of such Person’s respective rights relating to such Intellectual Property.

(viii)
Seller (i) lawfully owns, leases or licenses all Systems and (ii) will continue to have such rights immediately after the Closing.  To the Knowledge of Seller, the Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or components intentionally designed to permit unauthorized access to, maliciously disable or erase Software, hardware, or data.  Seller is not in breach in any material respect of any of its Contracts relating to Systems used in the Business.  Seller has not been subjected to an audit of any kind in connection with any Contract pursuant to which it uses any third-party System for the Business, nor has it received any notice of intent to conduct any such audit with respect to the Business.

(ix)
Section 5(j)(ix) of the Seller Disclosure Schedule identifies under separate headings each Contract, (i) under which it uses or licenses a System or any Intellectual Property that any third-party Person owns, or owes any royalties or other payments to any Person for the use of any Intellectual Property or Systems (the “Inbound IP Contracts”), (ii) under which it has granted any Person any right or interest in any Scheduled Intellectual Property including any right to use any System (the “Outbound IP Contracts”), (iii) that otherwise affects its use of or rights in the Systems or any Scheduled Intellectual Property (including co-existence agreements and covenants not to sue), and (iv) under which it has agreed to, or has a contractual obligation to, indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property (collectively, (i) through (iv), the “IP Contracts”).

(k) Compliance with Laws; Permits.
(i)
Seller is, and since January 1, 2017 has been, in compliance in all material respects with all Laws applicable to the Acquired Assets or the operation of the Business.  Since January 1, 2017, Seller has not received any written notice or, to the Knowledge of Seller, other communication from any Governmental Authority regarding any actual or alleged failure to comply in any material respect with any Law applicable to the Acquired Assets or the operation of the Business.

(ii)
Section 5(k) of the Seller Disclosure Schedules contains a true, correct and complete list of all material authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Authority necessary for Seller to own, lease and operate the Acquired Assets, and to carry on and operate the Business as currently conducted (“Material Permits”).  Subject to the limitations imposed on Seller as a result of having filed a petition for relief under the Bankruptcy Code, the Material Permits are valid and in full force and effect, except where the failure of any such Material Permit to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Business.  Seller is in compliance in all material respects with all Material Permits.  There are no Actions pending or, to the Knowledge of Seller threatened, which would reasonably be expected to result in the revocation or termination of any Material Permit.

(l) Acquired Assets.  The Acquired Assets comprise all of the assets, properties and rights of every type and description, real, personal, tangible and intangible used by Seller in and necessary to conduct the Business, as is currently being conducted and necessary to enable Buyer, following the Closing, to conduct the Business in the Ordinary Course of Business, as it is currently being conducted.
(m) Disclosure.  No representation or warranty by Seller contained in this Agreement, and no statement contained in the schedules delivered by Seller pursuant to this Agreement, contains any untrue statement of material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein no misleading.
(n) Insurance.  Section 5(n) of the Sellers Disclosure Schedule sets forth all insurance policies with respect to the Acquired Assets other than any director and officer or similar insurance policies.  All such policies are in full force and effect and Seller has complied with the terms thereof in all material respects.
(o) Tax Matters.  There are no Liens for Taxes on any of the Acquired Assets other than liens described in clause (i) of the definition of Permitted Encumbrances.
6.	REPRESENTATIONS AND WARRANTIES OF BUYER.
Buyer hereby represents and warrants to Seller that the following statements are true, correct and complete:
(a) Organization, Qualification and Authority.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has full power and authority to enter into this Agreement and each of the other Transaction Documents to be entered into by Buyer and to carry out its obligations hereunder and thereunder.  The execution, delivery and performance by Buyer of this Agreement and of each other Transaction Document to be entered into by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been approved by all necessary limited liability company action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding agreement of Buyer, enforceable against it in accordance with its terms.
(b) No Approvals; Conflict.  Except for the approval of the Bankruptcy Court, the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents, the fulfillment of and compliance with the respective terms and provisions hereof and thereof by Buyer and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not require any consent, authorization or approval of or any filing or registration with any Governmental Authority or other Person.
(c) Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker or finder with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.
(d) Ability to Close Transaction.  Buyer has the financial ability to consummate a closing of the transactions contemplated hereby at the Purchase Price.
(e) Adequate Assurance of Future Performance.  Buyer is ready, willing and able to provide evidence of its ability to provide adequate assurance of its future performance of each and all of the Acquired Agreements, as required under the Bankruptcy Code, and will provide such evidence in accordance with the terms of the Bid Procedures Order.
7.	COVENANTS.
(a) General.  Subject to Section 9 and the procedures as shall be set forth in the Bid Procedures Order, each of the Parties shall use its commercially reasonable efforts to take all actions and do all things reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Section 10, below.
(b) Operation of Business.
(i)
During the period from the Execution Date until the earlier of the termination of this Agreement in accordance with its terms or the Closing, Seller shall (i) use its reasonable best efforts to maintain the Acquired Assets and conduct the Business in all material respects in the Ordinary Course of Business, including meeting all post-petition obligations relating to the Business as they become due, (ii) use commercially reasonable efforts to preserve and maintain its relationships with any customers, suppliers, unions, partners in any joint ventures, lessors, licensors, licensees, contractors, distributors, agents, officers, and employees and other Persons with which they have significant business relationships material to the Business; provided that nothing herein shall prevent Seller from commencing or defending any Action against or by any such Person in connection with the claims of such Person in the Bankruptcy Case; (iii) use reasonable best efforts to preserve and maintain the Acquired Assets, including furnishings and equipment, ordinary wear and tear excepted; (iv) maintain the books and records of the Company in all material respects in the Ordinary Course of Business; (v) comply in all material respects with all applicable Laws (including Environmental Laws); (vi) not enter into any business, arrangement or otherwise take any action that would reasonably be expected to have a material adverse impact on the ability of Seller or Buyer to obtain any approvals of any Governmental Authority for this Agreement and the transactions contemplated hereby; and (vii) maintain a normal amount of Inventory, in each case, except (x) as may be required by applicable Law, (y) with the prior written consent of Buyer, or (z) as set forth in Section 7(b)(i) of the Seller Disclosure Schedule.

(ii)
Without limiting the generality of the foregoing, in no event shall Seller (A) other than Permitted Encumbrances, create, incur, assume or suffer to exist any Lien upon the Acquired Assets; (B) cause to increase or accelerate any of the Assumed Liabilities; (C) sell, lease (as lessor), transfer or otherwise dispose of, any of the Acquired Assets outside of the Ordinary Course of Business; (D) assume or reject or amend, restate, supplement, modify, waive or terminate any material Contract, Material Permit or unexpired Lease or enter into any settlement of any claim that (1) is outside the Ordinary Course of Business, (2) delays the Closing, (3) relates to a material Contract or (4) subjects Seller to any material non‑compete or other similar material restriction on the conduct of its Business that would be binding following the Closing;

(c) Access.
(i)
For purposes of furthering the transactions contemplated hereby, Seller shall afford Buyer, and its Affiliates and its and their respective officers, directors, managers, equity owners, members, employees, accountants, consultants, legal counsel bankers, advisors, representatives and authorized agents (collectively, “Representatives”), reasonable access during normal business hours upon reasonable advance notice to Seller, throughout the period from the Execution Date until the earlier of the termination of this Agreement and the date that is two years after the Closing Date, to Seller’s personnel, properties, contracts, commitments, books and records and such other information concerning the business, properties and personnel of the Business as Buyer may reasonably request; provided that Seller shall not be obligated to provide or give access to any minutes of meetings or resolutions of Seller’s board of directors (or similar governing body) or any committees thereof or any other business records or reports of or communication with any of its advisors relating to the evaluation or negotiation of this Agreement or the transactions contemplated hereby or any alternatives thereto.  Notwithstanding anything to the contrary contained in this Section 7(c), any document, correspondence or information or other access provided pursuant to this Section 7(c) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of Seller and/or the Business and the purchase of the Acquired Assets or other similarly confidential or competitively sensitive information.  All access pursuant to this Section 7(c) shall be conducted in such a manner as not to interfere unreasonably with the normal operations of Seller.

(ii)
Seller shall, and shall cause its Affiliates to, provide Buyer with full access (including after normal working hours and on non-Business Days and other days on which Seller’s operations are customarily closed) to each of the real properties owned or leased by Seller or any of its Affiliates at which any of the Acquired Assets are physically located in order to allow Buyer to inspect such tangible Acquired Assets and take Inventory.

(iii)
In order to facilitate Seller’s efforts to administer and close the Bankruptcy Case, for a period of two years following the Closing, Buyer shall permit Seller and Seller’s Representatives (collectively, “Permitted Access Parties”) during regular business hours and subject to agreeing to customary confidentiality obligations, with reasonable notice, and subject to reasonable rules and regulations, reasonable access to the financial and other books and records which comprised part of the Acquired Assets that are required to administer and close the Bankruptcy Case, which access shall include (A) the right of such Permitted Access Parties to copy, at such Permitted Access Parties’ expense, such required documents and records and (B) Buyer’s copying and delivering to the relevant Permitted Access Parties such documents or records as they require, but only to the extent such Permitted Access Parties furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and applicable Permitted Access Party reimburses Buyer for the reasonable costs and expenses thereof; provided, however, that the foregoing rights of access shall not be exercisable in such a manner as to interfere with the normal operations of Buyer’s business.  Notwithstanding anything contained in this Section 7(c) to the contrary, in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, could (i) reasonably be expected to create liability under applicable Law, or waive any legal privilege, (ii) result in the discharge of any Trade Secrets of Buyer, its affiliates or any third parties or (iii) violate any obligation of Buyer with respect to confidentiality.

(d) Notice of Developments.  At any time prior to Closing, Seller shall provide Buyer prompt, due and sufficient notice of (i) material developments relating to the Business, including any development causing a breach of any of their representations and warranties hereunder and, except for litigations or other Actions commenced, filed or pending in the Bankruptcy Court, any litigation or other Action brought or threatened in writing against Seller or its directors or executive officers or other Representatives relating to this Agreement, the Asset Purchase and/or the other transactions contemplated hereby; (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date; and (iii) any failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.
(e) Regulatory Approvals; Efforts.  Prior to the Closing, Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate the Asset Purchase as promptly as practicable, including (i) preparing and filing all forms, registrations and notifications with any Governmental Authorities or third parties required to be filed to consummate the Asset Purchase, (ii) using commercially reasonable efforts to satisfy the conditions to consummating the Asset Purchase, (iii) using commercially reasonable efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, permit, Order or approval of, waiver or any exemption by, any Governmental Authority required to be obtained or made by Buyer, Seller or any of their respective Affiliates in connection with the Asset Purchase or the taking of any action contemplated hereby, (iv) defending any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Asset Purchase, and (v) using commercially reasonable efforts with respect to the execution and delivery of all such instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Asset Purchase and to fully carry out the purposes or intent of this Agreement.
(f) Confidentiality. Seller acknowledges that the success of the Business after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller and its Affiliates, that the preservation of the confidentiality of such information by Seller and its Affiliates is an essential premise of the bargain between Seller, on the one hand, and Buyer, on the other hand, and that Buyer would be unwilling to enter into this Agreement in the absence of this Section 7(f).  Accordingly, from and after the Closing Date, Seller shall not, and shall cause its Affiliates and its and their Affiliates’ Representatives to not, at any time after Closing, directly or indirectly, without the prior written consent of Buyer, disclose to any third party (other than Seller’s Affiliates and Representatives who need to know such information) or use any Confidential Information involving or relating to the Business or the Acquired Assets.  For the purposes of this Section 7(f), “Confidential Information” means any confidential or proprietary information related to the Business or any Acquired Assets, including personnel information, know-how, data, databases, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, and customer and client information or other information received by the Business from any Person with any express understanding that it will not be disclosed, but not including information that is or becomes generally available to the public (other than through a breach of the obligations of Seller, its Affiliates or its or their respective Representatives’ hereunder or under any other agreement with Buyer or any of its Affiliates).  Should Seller or any of its Affiliates or Representatives be required to disclose any such information in response to a court order or as otherwise required by Law or administrative process, to the extent permitted by applicable Law, subpoena or other court process, Seller will inform Buyer in writing of such request or obligation as soon as possible after Seller is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Buyer.  Seller agrees that it shall be responsible for any breach or violation of the provisions of this Section 7(f) by any of its Affiliates or its or their Affiliates’ Representatives.  The provisions of this Section 7(f) shall expressly survive Closing.
(g) Notification.  Except for litigations or other Actions commenced, filed or pending in the Bankruptcy Court, each Party shall promptly (and in any event, within two (2) Business Days) notify the other Parties in writing of any litigation or other Action brought or threatened in writing against it or its directors or executive officers or other Representatives relating to this Agreement, the Asset Purchase and/or the other transactions contemplated hereby and shall keep the other Parties informed on a reasonably current basis with respect to the status thereof (including by promptly furnishing to the other Parties and their respective Representatives such information relating to such litigation or other Action as may be reasonably requested).  Each Party shall, subject to the preservation of the attorney-client and similar privileges and confidential information, give the other Parties the opportunity to participate in (but not control) the defense or settlement of any litigation or other Action against it and/or its directors or executive officers or other Representatives relating to this Agreement, the Asset Purchase or the other transactions contemplated hereby and shall give due consideration to such other Parties’ advice with respect to such litigation or other Action.
(h) Insurance.  Seller shall maintain through the Closing Date all insurance policies that provide coverage to insure the Acquired Assets against such risks and in such amounts as are prudent and customary in the industry in which Seller operate and all such policies shall remain in full force and effect through the Closing Date.
(i) Public Announcements.  Neither Sellers, on the one hand, nor Buyer, on the other hand, shall, without the approval of the other Parties, make any press release or other public announcement concerning the transactions contemplated hereby, except (a) as and to the extent that any such Party shall be so obligated by Law, including as may be required by the Bankruptcy Case, securities laws, or the rules of any stock exchange, in which case, each Party shall be advised prior to such disclosure, consult with each other before issuing such press release or public announcement and consider in good faith any comments received from the other Party at least two (2) Business Days prior to such issuance and (b) solely with respect to Buyer, any announcement to its members, stockholders, partners or other equity owners or financing sources. The provisions of this Section 7(i) shall expressly survive Closing or any earlier termination of this Agreement.
(j) Customer Inquiries.  Neither Seller nor any of its Affiliates shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of the Business from maintaining the same relationship with the Business after the Closing as it maintained prior to the Closing.  Seller shall refer all customer inquiries relating to the Business to Buyer from and after the Closing.
(k) Consents; Notices.  At or prior to the Closing, Buyer and Seller shall, and Seller shall cause its Affiliates to, use commercially reasonable efforts to obtain all Consents and give all notices required for Seller to assign the Acquired Agreements to Buyer to the extent not assignable without any such approval, consent, or notice pursuant to Section 363 or Section 365 of the Bankruptcy Code.  If any Consent is not obtained prior to the Closing or to the extent that any Acquired Agreement or any other Acquired Asset (each, a “Non-Assigned Asset”) has not been assigned, transferred or conveyed from Seller or any of its Affiliates to Buyer prior to the Closing, then (i) Seller shall, and shall cause its Affiliates to, continue to use commercially reasonable efforts after the Closing to obtain the Consents and effect the assignment, transfer or conveyance of such Non-Assigned Asset to Buyer or its designee, free and clear of all Liens (other than Permitted Encumbrances), as soon as practicable following the Closing Date and for no additional consideration, and (ii) until any such assignment, transfer or conveyance has been completed, to the extent permitted by any applicable Law, Seller and Buyer shall, and shall cause their respective Affiliates to, take such other actions as may be necessary to place the Parties in the position that the Parties would have been in had the Non-Assigned Assets been assigned, transferred or conveyed to Buyer at or prior to the Closing such that all of the benefits and burdens relating to such Non-Assigned Assets, including expenses, risk of loss, potential for gain and control of such Non-Assigned Assets inure from and after the Closing to Buyer, including by establishing an agency type or other similar arrangement reasonably satisfactory to Seller and Buyer.  Seller shall consult with Buyer in connection with the Post-Closing Transfers, including (x) at the request of Buyer, providing updates and information regarding the status thereof, including copies of documents related to the Post-Closing Transfers and (y) providing Buyer with a reasonable opportunity in advance of effecting any Post-Closing Transfer to review and comment on all documentation relating thereto and reasonably cooperating with Buyer and its counsel in respect of the form thereof such documentation it is in a form and substance reasonably acceptable to Buyer and its counsel.
8.	BANKRUPTCY COVENANTS.
(a) Bankruptcy Court Approval.  Seller and Buyer acknowledge that this Agreement and the sale of the Acquired Assets are subject to Bankruptcy Court approval and the consideration by Seller of Alternative Bids (if any).  Seller and Buyer acknowledge that (i) to obtain such approval, Seller must demonstrate that it has taken reasonable steps to obtain the highest or otherwise best offer possible for the Acquired Assets, including, but not limited to, giving notice of the transactions contemplated hereby to creditors and certain other interested parties as ordered by the Bankruptcy Court, and, to the extent Seller receives more than one qualified bid (other than this Agreement) with respect to the Acquired Assets, conducting an auction (the “Auction”) in respect of the Acquired Assets pursuant to the Bid Procedures Order, and (ii) Buyer must provide adequate assurance of future performance under the Acquired Agreements.
(b) Non-Solicitation.  Except in connection with marketing the sale of the Acquired Assets to Potential Bidders/Qualified Bidders (as shall be defined in the Bid Procedures) in accordance with the Bid Procedures Order after such Order is entered by the Bankruptcy Court, Seller shall not, and shall cause its Representatives and Affiliates, and its Affiliates’ Representatives not to, (i) solicit, negotiate, or discuss with any Person, other than Buyer and its Affiliates, agents, and Representatives (and Seller shall, and shall cause its Representatives and Affiliates, and its Affiliates’ Representatives to, immediately cease any such ongoing activity), or enter into any agreement or understanding with respect to, or approve or recommend, or knowingly facilitate, any Alternative Transaction or (ii) provide any Person, other than Buyer and its Affiliates, agents, and Representatives, with access to the books, records, operating data, contracts, documents, or other information relating to Seller except to the extent required by Bankruptcy Court order.  Seller shall promptly (and in any event within twenty-four (24) hours) notify Buyer of any inquiry, indication of interest, proposal, or offer from a third party with respect to an Alternative Transaction received by Seller or any of its Affiliates or its or their employees or Representatives after the date hereof until the Bankruptcy Court shall have entered the Bid Procedures Order, and Seller shall communicate to Buyer the material terms of (including the identity of the Person or Persons making) any such inquiry, indication of interest, proposal, or offer.  Seller shall immediately cease to provide access to confidential information about Seller or the Business in connection with any actual or potential Alternative Transaction until the entry of the Bid Procedures Order and shall immediately instruct any Person who does not become a “Qualified Bidder” (as shall be defined in the Bid Procedures) by the Bidding Deadline (as defined in the Bid Procedures), or if so qualified, is not designated the “Winning Bidder” or the “Back-up Bidder” (each as shall be defined in the Bid Procedures) at the Auction, in possession of confidential information about Seller or the Business that was furnished by or on behalf of Seller in connection with any actual or potential Alternative Transaction to return or destroy all such information or documents or material incorporating such information in accordance with the confidentiality or similar agreement governing treatment of such confidential information.  Seller shall not be deemed to have violated or breached their obligations set forth in the first sentence of this Section 8(b) solely as a result of its receipt, without engaging in any of the conduct prohibited by such sentence, of an unsolicited Alternative Transaction proposal.
(c) Requirements for Competing Bid to be a Qualified Bid.  The Parties agree that the Debtor’s Motion for the entry of the Bid Procedures Order shall, among other things, seek: (i) approval of the Expense Reimbursement as an administrative priority claim under Bankruptcy Code Sections 503(b) and 507(a) and the Break-Up Fee; and (ii) approval of the procedures for the sale of the Acquired Assets, including the requirement that any competing Bid by bidders other than Buyer, in order to be a “Qualified Bid”, must (A) exceed the Purchase Price (excluding, solely for the purpose of this subclause (A), the Expense Reimbursement) by an aggregate amount (the “Overbid Amount Requirement”) equal to (x) at least $50,000, plus (y) the Break-Up Fee, plus (z) the Expense Reimbursement Cap; (B) provide that for any Person other than Buyer to be considered a “Qualified Bidder” (as shall be defined in the Bid Procedures), such Person shall provide sufficient evidence to Seller of its financial ability to consummate a closing of the transactions contemplated hereby and such Person’s bid shall at a minimum (1) meet the Overbid Amount Requirement, (2) not be conditioned on the outcome of such bidder’s due diligence, (3) not be conditioned on such bidder’s ability to obtain financing, (4) include a commitment to close the transactions within the timeframe contemplated by this Agreement, (5) provide as good as or better terms as contained in this Agreement, with any proposed changes to be provided via a redlined agreement marked against this Agreement, and (6) be accompanied by a good faith deposit in an amount equal to the Security Deposit in cash by wire transfer to an account designated by Seller; (C) provide that, if Buyer is not the Successful Bidder at the Auction but is the next highest or best bidder, as determined by the Debtor in its discretion, Buyer shall be deemed to be the Back-Up Bidder (as shall be defined in the Bid Procedures); and (D) provide that, if Buyer is the Back-Up Bidder (as shall be defined in the Bid Procedures) and Seller fails to consummate a closing with a Qualifying Bidder thereafter, Seller shall give Buyer ten (10) Business Days’ written notice in order to allow Buyer and Seller to consummate a closing of the sale of the Acquired Assets.
(d) Notice of Filings, Notices and Requests.  Seller shall consult with Buyer and its Representatives concerning the Bid Procedures Order, the Sale Order, any other orders of the Bankruptcy Court and the bankruptcy proceedings in connection therewith and provide Buyer with copies of requested applications, pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court, as applicable.  Seller further covenants and agrees that, after the Closing, the terms of any reorganization plan it submits to the Bankruptcy Court for confirmation or sanction shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order.
9.	CONDITIONS TO CLOSING.
(a) Condition to Each Party’s Obligation to Close.  The respective obligations of each Party to effect the Asset Purchase shall be subject to the fulfillment (or waiver in a writing signed by the waiving party, to the extent permissible under applicable Law and provided that such waiver shall only be effective as to the conditions of the waiving party) at or prior to the Closing of each of the following conditions:
(i)
no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case, that prevents, enjoins, prohibits or makes illegal the consummation of the Asset Purchase; and

(ii)
all material consents, licenses, registrations, or declarations of, or filings with, any Governmental Authorities in any such jurisdictions required under any Laws for the Asset Purchase to be completed have been obtained or made on a basis acceptable to Seller and Buyer, such acceptance not to be unreasonably withheld, delayed or conditioned.

(b) Conditions to Obligation of Buyer.  The obligation of Buyer to pay the Purchase Price and consummate the transactions to be performed by it in connection with Closing is subject to satisfaction, or waiver by Buyer at its sole discretion, of the following conditions:
(i)
(A) each of the representations and warranties of Seller contained in Sections 5(a), 5(b), 5(c)(ii)(B) and 5(i) shall be true and correct as of the Execution Date and as of the Closing as though made on and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date) in all respects except for de minimis inaccuracies, and (B) each of the other representations and warranties of Seller herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)	Seller shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Seller prior to Closing;
(iii)
Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized executive officer (in such officer’s capacity as such and not individually) of Seller, certifying to the effect that the conditions set forth in Section 9(b)(i) and Section 9(b)(ii) have been satisfied;

(iv)	the Sale Order shall have been entered and become a Final Order;
(v)	Seller shall be prepared to deliver, or cause to be delivered, the items set forth in Section 4(b);
(vi)
from the Execution Date until the Closing, there shall not have been any change, effect, event, condition, circumstance, occurrence or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on (a) the assets, properties, Liabilities, business, operations or condition (financial or otherwise) of Seller in respect of the Business or (b) the ability of Seller to consummate the transactions contemplated hereby;

(vii)	Francisco Silva shall have entered into a written agreement for employment with Buyer in form and substance satisfactory to Buyer; and
(viii)	all Consents, in form and substance reasonably satisfactory to Buyer, shall have been obtained.
(c) Conditions to Obligation of Seller to Close.  The obligation of Seller to sell the Acquired Assets at Closing is further subject to the fulfillment (or waiver in a writing signed by Seller, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:
(i)
the representations and warranties of Buyer contained herein that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case as of the Execution Date and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)	Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer prior to Closing;
(iii)
Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by a duly authorized executive officer (in such officer’s capacity as such and not individually) of Buyer, certifying to the effect that the conditions set forth in Section 9(c)(i) and Section 9(c)(ii) have been satisfied;

(iv)	the Sale Order shall have been entered; and
(v)	Buyer shall be prepared to deliver, or cause to be delivered, the items set forth in Section 4(c).
10.	TERMINATION; FEES AND EXPENSES.
(a) Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing, as follows:
(i)	by the mutual written consent of Seller and Buyer;
(ii)
by either Seller or Buyer, if the transactions contemplated hereby, including the Asset Purchase, shall not have been consummated on or prior to 5:00 p.m. New York City Time, on June 15, 2020 (the “Termination Date”); provided that, if as of the Termination Date any of the conditions set forth in Section 9(a) shall not have been satisfied or waived, the Termination Date may be extended on one occasion by either Buyer or Seller for a period of up to sixty (60) calendar days by written notice to the other Party, and such date, as so extended, shall thereafter be the “Termination Date”; provided, further that the right to terminate this Agreement pursuant to this Section 10(a)(ii) shall not be available to a Party if the failure of the transactions contemplated hereby to be consummated by such date shall be due to the breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;

(iii)
by either Seller or Buyer, if an Order by a Governmental Authority shall have been issued permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby and such order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10(a)(iii) shall not be available to a Party if such Order resulted from, or could have been avoided but for, the breach by such Party of any covenant or other agreement of such Party set forth in this Agreement;

(iv)
by Seller, if Buyer shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 9(a) or Section 9(b) and (ii) is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is 15 days following written notice from Seller to Buyer of such breach, inaccuracy or failure, provided that Seller is not then in material breach of any of its covenants, agreements, representations, or warranties under this Agreement;

(v)
by Buyer, if Seller shall have breached or there is any inaccuracy in any of its representations or warranties, or shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, which breach, inaccuracy or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would result in a failure of a condition set forth in Section 9(a) or Section 9(c) and (ii) is either not curable or is not cured by the earlier of (A) the Termination Date and (B) the date that is 15 days following written notice from Buyer to Seller of such breach, inaccuracy or failure, provided that Buyer is not then in material breach of any of its covenants, agreements, representations, or warranties under this Agreement;

(vi)	by Buyer, if the Sale Motion has not been filed with the Bankruptcy Court on or prior to the date that is three Business Days following the Filing Date;
(vii)	by Buyer, if the Bid Procedures Order has not been entered by the Bankruptcy Court on or prior to the date that is 14 days following the Filing Date;
(viii)	by Buyer, if the Sale Order has not been entered by the Bankruptcy Court on or prior to the date that is 44 days following the date that the Sale Motion is filed with the Bankruptcy Court;
(ix)	by Buyer, if the Bid Procedures Order (including the Bid Procedures, Break-Up Fee, or Expense Reimbursement) or the Sale Order is modified in any respect without the consent of Buyer;
(x)
by either Seller or Buyer upon the earlier to occur of (i) Seller’s entry into an Alternative Transaction and (ii) the Bankruptcy Court’s approval of Seller’s entry into or pursuit of an Alternative Transaction; provided that Seller shall have the right to terminate this Agreement pursuant to this Section 10(a)(x) only if it has complied in all material respects with the requirements of Section 8(b) hereof;

(xi)	by either Seller or Buyer if Buyer is not the Successful Bidder or the Back-Up Bidder at the Auction;
(xii)	by Buyer, if the Bankruptcy Court enters an order pursuant to Section 362 of the Bankruptcy Code lifting or modifying the automatic stay with respect to any material portion of the Purchased Assets;
(xiii)
by Buyer, if the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code for any reason or if a trustee or examiner with expanded powers is appointed in the Bankruptcy Case; or

(xiv)	by Buyer, if the Filing Date shall not have occurred on or prior to the date that is one Business Day after the Execution Date.
(b) Effect of Termination.  In the event of termination of this Agreement pursuant to Section 10(a), this Agreement shall terminate (except that Sections 3(a), 7(f), 7(i), this 10(b), 10(c) and 11 shall survive any such termination), and there shall be no other Liability on the part of Seller or Buyer to the other Party, other than as set forth in Section 3(a) or this Section 10.
(c) Fees and Expenses.
(i)
Seller acknowledges (A) that Buyer has made a substantial investment in time and incurred substantial out-of-pocket expenses in connection with the negotiation and execution of this Agreement, its due diligence with respect to the Acquired Assets, and its efforts to consummate the transactions contemplated hereby, and (B) that Buyer’s efforts have substantially benefited Seller and will benefit Seller and will benefit the bankruptcy estate of Seller through the submission of the offer reflected in this Agreement which will, among other things, serve as a minimum bid on which other potentially interested bidders can rely.  Therefore, as compensation for entering into this Agreement, taking action to attempt to consummate the transactions contemplated hereby and incurring the costs and expenses related thereto and other losses and damages, including forgoing other opportunities, Seller agrees to pay to Buyer (1) an amount (the “Break-Up Fee”) equal to two percent (2%) of the sum of (x) the Cash Component, plus (y) the Credit Bid Amount (exclusive of the Tuxis Note (as defined in the DIP Loan Agreement) and the Desmarais Note (as defined in the DIP Loan Agreement)), plus (z) the Cure Amounts, and/or (2) the Expense Reimbursement, in each case, as required under, and in accordance with, the provisions of this Section 10(c). Any obligation to pay the Break-Up Fee and/or Expense Reimbursement hereunder shall be absolute and unconditional.

(ii)
Seller shall pay to Buyer the Break-Up Fee in the event that this Agreement is validly terminated either (A) pursuant to Sections 10(a)(v), (x) or (xi), in which case the Break-Up Fee shall be due and payable to Buyer within two (2) Business Days following the date of such termination, or (B) pursuant to Sections 10(a)(ii), (iii), (vi), (vii), (viii), (ix), (xii) or (xiii), and within nine months following such termination, Seller enters into a definitive agreement with respect to an Alternative Transaction or an Alternative Transaction shall have been consummated, in which case the Break-Up Fee shall be due and payable to Buyer within two Business Days following consummation of such Alternative Transaction.  The Break-Up Fee shall, subject to Bankruptcy Court approval, constitute an administrative expense against Seller and its estate in the Bankruptcy Case under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.  For the avoidance of doubt, the Break-Up Fee, if payable pursuant to this Section 7.3, shall be in addition to the payment of the Expense Reimbursement and the return of the Security Deposit, in each case, to the extent payable to Buyer pursuant to this Section 10(c) and Section 3(a), respectively.

(iii)
Upon any termination of this Agreement, other than any termination by Seller pursuant to Sections 10(a)(i), (ii) (solely to the extent that the Closing does not occur on or prior to the Termination Date as a result of Buyer’s material breach of its obligations under this Agreement), (iii) (solely to the extent that such Order resulted from, or could have been avoided but for, the material breach by Buyer of the covenants or other agreements of Buyer set forth in this Agreement), or (iv), Seller shall pay to Buyer the Expense Reimbursement within two Business Days after the date of the termination of this Agreement.  The Expense Reimbursement shall, subject to Bankruptcy Court approval, constitute an administrative expense against Seller and its estate in the Bankruptcy Case under sections 503(b)(1)(A) and 507(a)(2) of the Bankruptcy Code.  For the avoidance of doubt, the Expense Reimbursement, if payable pursuant to this Section 10(c), shall be in addition to the payment of the Break-Up Fee and the return of the Security Deposit, in each case, to the extent payable to Buyer pursuant to this Section 10(c) and Section 3(a), respectively.

(iv)
Upon any termination of this Agreement, other than any termination by Seller pursuant to Section 10(a)(ii), solely to the extent that the Closing does not occur on or prior to the Termination Date as a result of Buyer’s material breach of its obligations under this Agreement, or Section 10(a)(iv), the Escrow Agent shall promptly, and in no event more than one Business Day thereafter, disburse to Buyer the Security Deposit and all income or interest accrued thereon by wire transfer of immediately available funds to the account(s) provided by Buyer to the Escrow Agent.  Upon any termination by Seller pursuant to Section 10(a)(ii), solely to the extent that the Closing does not occur on or prior to the Termination Date as a result of Buyer’s material breach of its obligations under this Agreement, or Section 10(a)(iv), the Security Deposit shall be nonrefundable and paid to Seller and the Escrow Agent shall immediately disburse to Seller the Security Deposit and all interest or income accrued thereon by wire transfer of immediately available funds to the account(s) provided by Seller to the Escrow Agent.

(v)
Seller acknowledges and agrees that (A) the approval of the Break-Up Fee and the Expense Reimbursement is an integral part of the transactions contemplated by this Agreement, (B) in the absence of Seller’s obligation to pay the Break-Up Fee and the Expense Reimbursement as set forth herein, Buyer would not have entered into this Agreement, (C) the entry of Buyer into this Agreement is necessary for preservation of Seller’s estate and is beneficial to Seller because it will enhance Seller’s ability to maximize the value of its assets for the benefit of its creditors and other stakeholders, (D) the Break-Up Fee and Expense Reimbursement are reasonable in relation to Buyer’s costs and efforts and to the magnitude of the transactions contemplated hereby and Buyer’s lost opportunities resulting from the time spent pursuing the transactions contemplated hereby, and the damages resulting from termination of this Agreement under circumstances where Buyer is entitled to the Break-Up Fee and/or Expense Reimbursement are uncertain and incapable of accurate calculation and that payment of the Break-Up Fee and/or Expense Reimbursement to Buyer is not a penalty, but rather shall constitute a reasonable amount that will compensate Buyer for the efforts and resources expended and opportunities forgone while negotiating and pursuing this Agreement and in reliance on this Agreement and on the expectation of the consummating of the transactions contemplated hereby, and (E) time is of the essence with respect to the entry of the Bid Procedures Order by the Bankruptcy Court, approving, among other things, the process by which bids may be solicited, including the Bid Procedures.

(vi)
If Seller fails to take any action necessary to pay the Break-Up Fee and/or the Expense Reimbursement under circumstances where Buyer is entitled to the Break-Up Fee and/or the Expense Reimbursement and, in order to obtain such Break-Up Fee and/or Expense Reimbursement, Buyer commences a suit or other action or proceeding which results in a judgment or award in favor of Buyer, Seller shall pay to Buyer, in addition to the Break-Up Fee and/or the Expense Reimbursement, an amount in cash equal to the costs and expenses (including reasonable attorney’s fees) incurred by Buyer in connection with such suit, action, or proceeding, plus interest on the Break-Up Fee and/or Expense Reimbursement calculated from the date due and payable hereunder at the prevailing prejudgment rate of interest.

11.	MISCELLANEOUS.
(a) Survival of Representations and Warranties.  The representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Closing and shall be extinguished by the Closing and the consummation of the transactions contemplated hereby, except for covenants and agreements that, by their terms, contemplate performance after, or otherwise expressly by their terms survive, the Closing.
(b) Transfer Taxes.  Any federal, state, provincial or local transfer Taxes, including transfer, conveyance, sales, documentary stamp and similar Taxes, payable as a result of the purchase and sale of the Acquired Assets, the assignment of Acquired Agreements or any other action contemplated by this Agreement shall be paid by Buyer.  Buyer and Seller will cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other like documents regarding any such Taxes.
(c) Expenses.  Except as otherwise provided in this Agreement, whether or not the Asset Purchase is consummated, all costs and expenses incurred in connection with the Asset Purchase, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.
(d) Waiver.  No terms or provisions hereof, including the terms and provisions contained in this sentence, shall be waived, modified or altered so as to impose any additional obligations or liability or grant any additional right or remedy, and no custom, payment, act, knowledge, extension of time, favor or indulgence, gratuitous or otherwise, or words or silence at any time, shall impose any additional obligation or liability or grant any additional right or remedy or be deemed a waiver or release of any obligation, liability, right or remedy except as set forth in a written instrument properly executed and delivered by the Party sought to be charged, expressly stating that it is, and the extent to which it is, intended to be so effective.  No assent, express or implied, by either Party, or waiver by either Party, to or of any breach of any term or provision of this Agreement or of the Schedules shall be deemed to be an assent or waiver to or of such or any succeeding breach of the same or any other such term or provision.
(e) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.
(f) Entire Agreement; Amendment.  This Agreement, the Exhibits and Schedules referred to herein and the Transaction Documents contain the entire understanding of the parties with respect to the subject matter contained herein or therein and supersede in their entirety all prior or concurrent oral or written agreements, offers, proposals and understandings between the parties with respect to such subject matter.  This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties; provided, however, that this Agreement may not be amended in any material manner after entry of a Sale Order without Bankruptcy Court approval.
(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates (“Permitted Designees”) and (ii) designate one or more Permitted Designees to perform its obligations hereunder, in any or all of which cases Buyer shall remain responsible for the performance of all of its obligations hereunder.
(h) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
(i) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
(j) Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given with respect to this Agreement shall be in writing and shall be delivered by hand, by nationally-recognized overnight courier service, or by email transmission, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Notice shall be deemed given and effective (i) if delivered by hand, when so delivered, (ii) if by nationally-recognized overnight courier service, on the next Business Day after the date when sent (with confirmation of delivery, such as customary signature receipt), or (iii) if by email transmission, upon receipt; provided that notice given by email shall not be effective unless either (x) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 11(j) or (y) the receiving Party delivers a written confirmation of receipt for such notice either by email or any other method described in this Section 11(j);.
If to Buyer:
Phoenix Cell Group Holdings LLC
c/o Desmarais LLP
230 Park Avenue
New York, NY 10169
Attn:  John Desmarais
Email:  JDesmarais@desmaraisllp.com
with copies to (which shall not constitute notice):
Pryor & Mandelup, LLP
675 Old Country Rd
Westbury, NY 11590
Attention:  Scott Mandelup; Neil Ackerman
Email: asm@pryormandelup.com; na@pryormandelup.com
and
Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036
Attention:  Jonathan P. Gill
Email: Jonathan.Gill@ropesgray.com
If to Seller:
BioRestorative Therapies, Inc.
40 Marcus Drive
Melville, NY 11747
Attention:  Chief Executive Officer
Email:  mweinreb@biorestorative.com
with a copy to (which shall not constitute notice):
Certilman Balin Adler & Hyman, LLP
90 Merrick Avenue
East Meadow, NY 11554
Attention:  Fred Skolnik, Esq.
Email:  fskolnik@certilmanbalin.com
Each Party may designate by notice in writing a new or additional address to which any notice, request, demand or communication may thereafter be so given, served or sent.  Notices, requests, demands and other communications hereunder may be given by the attorney of any Party.
(k) Governing Law; Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF EXCEPT WHERE THE BANKRUPTCY CODE REQUIRES OTHERWISE.  FOR THE DURATION OF THE PERIODS IN WHICH SELLER IS A DEBTOR OR DEBTOR-IN-POSSESSION IN THE BANKRUPTCY CASE, THE BANKRUPTCY COURT WILL HAVE EXCLUSIVE JURISDICTION OVER ANY DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH PARTY AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT.  EACH PARTY FURTHER IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION, SUIT OR PROCEEDING.
(l) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that the Parties may agree to either terminate or amend this Agreement as necessary should such invalid or unenforceable term or provision be essential to the consummation of the transactions contemplated by this Agreement.
(m) Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
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The parties, intending to be legally bound hereby, have executed this Asset Purchase Agreement as of the date first above written.
Seller:
BIORESTORATIVE THERAPIES, INC.
By:
Name:
Title:

Buyer:
PHOENIX CELL GROUP HOLDINGS LLC
By:
Name:  John M. Desmarais
Title:  President